Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 12, 2008 (the “Effective Date”), by and between Robert L. Parkinson, Jr. (the “Executive”) and Baxter International Inc. (the “Company”);
WITNESSETH THAT:
     WHEREAS, the parties entered into an Employment Agreement dated as of April 19, 2004 (the “2004 Agreement”) pertaining to the employment of the Executive by the Company; and
     WHEREAS, the parties desire to enter into this Agreement to amend and restate the 2004 Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the Executive and the Company hereby agree as follows:
     1. Performance of Services. The Executive’s employment with the Company shall be subject to the following:
(a)	Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive as its Chairman, Chief Executive Officer and President during the Agreement Term (as defined below), and the Executive hereby agrees to serve in such capacity during the Agreement Term.

(b)	During the Agreement Term, while the Executive is employed by the Company, the Board of Directors of the Company (the “Board”) shall use its best efforts to cause the Executive to be reelected as a member of the Board. It is understood by the parties that, pursuant to its fiduciary responsibilities, duty of care and obligations with respect to corporate governance, the Board may determine that it is appropriate for the position of Chairman of the Board to be held by a director who is not an employee or officer of the Company. If two-thirds of the Board affirmatively vote at a meeting of the Board called and held for such purpose that it is appropriate to separate the positions of Chairman and CEO, notwithstanding any other provisions of the Agreement, the occurrence of such a determination by the Board resulting in the failure of the Executive to be reelected as the Chairman of the Board will not constitute Good Reason or a breach of this Agreement, provided that Executive concurs with the decision. In addition, this determination will not result in any change to the Executive’s remuneration under the terms of this Agreement.

(c)	The Executive agrees that he shall perform his duties faithfully and efficiently subject to the directions of the Board, and the Executive shall have the authority and duty generally to supervise and direct the business of the Company, subject only to the control and direction of the Board. The Executive’s duties may include providing services for both the Company and the Subsidiaries (as defined below) as determined by the Board; provided that the Executive shall not, without his consent, be assigned tasks that would be inconsistent with those of Chairman, President and Chief Executive Officer. The

Executive shall report to the Board and shall have such authority, power, responsibilities and duties as are set forth in the Company’s Bylaws and as are inherent in his positions (and the undertakings applicable to his positions) and necessary to carry out his responsibilities and the duties required of him hereunder.

(d)	During the Agreement Term, while the Executive is employed by the Company, the Executive shall devote his full time, energies and talents to serving as its Chairman, President and Chief Executive Officer. The Executive will exert his best efforts in the performance of his duties as an employee of the Company and will remain loyal to the Company during the term of his employment.

(e)	The Executive may be asked to submit to drug testing as a condition of continued employment and consents to such testing as determined by the Company to be appropriate.

(f)	The Executive will comply with the Company’s Code of Conduct. The Board has the right to make and enforce any other rules and regulations generally applicable to other senior officers that will govern Executive’s employment provided that they are not contrary to the Agreement.

(g)	The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of the Company and its shareholders, in accordance with Delaware law. In keeping with these duties, the Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for the Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

(h)	Notwithstanding the foregoing provisions of this paragraph 1, during the Agreement Term, the Executive may devote reasonable time to activities other than those required under this Agreement, including the supervision of his personal investments, and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations (as limited by the Company’s Corporate Governance Guidelines), and similar types of activities, to the extent that such other activities do not, in the judgment of the Board, inhibit or prohibit the performance of the Executive’s duties under this Agreement, or conflict in any material way with the business of the Company or any Subsidiary; provided, however, that the Executive shall not serve on the board of any business, hold any other position with any business, or otherwise engage in any business activity, without the consent of the Board.

(i)	Subject to the terms of this Agreement, the Executive shall not be required to perform services under this Agreement during any period that he is Disabled. The Executive shall be considered “Disabled” during any period in which he has a physical or mental disability which renders him incapable of performing his duties under this Agreement. In the event of a dispute as to whether the Executive is Disabled or Permanently Disabled (as defined in paragraph 3(b)), the Company may refer the same to a licensed practicing physician of the Company’s choice and reasonably acceptable to the Executive, and the

Executive agrees to submit to such tests and examinations as such physician shall deem appropriate. During the period in which the Executive is Disabled, the Company may appoint a temporary replacement to assume the Executive’s responsibilities.
(j)	The “Agreement Term” shall be determined as follows:
(i) The Agreement Term shall begin as of the Effective Date.
(ii) The Agreement Term shall end on the two-year anniversary of the Effective Date; provided that, subject to subparagraph (iii) below, beginning on the Effective Date, the Agreement Term shall, on a daily basis, be automatically extended by one day. As a result of this day-to-day extension, and subject to subparagraph (iii) below, at any time after the Effective Date, the Agreement Term shall be two years. Notwithstanding the foregoing, the Agreement Term will in no case extend beyond January 30, 2016.
(iii) Either party may, at any time during the Agreement Term, cease the automatic extensions otherwise provided in subparagraph (ii) above, by delivery to the other party of written notice of such cessation. Such cessation of extensions will not be effective earlier than the date of delivery of such notice. For the avoidance of doubt, the end of the Agreement Term shall not be less than two years following the delivery of the written notice of cessation referred to in this subparagraph (iii). No amounts shall be payable under paragraph 4 by reason of the end of the Agreement Term or termination of the Executive’s employment on or after January 30, 2016; provided, however, that the foregoing shall not prevent the Executive from receiving benefits (salary through date of termination, earned but unpaid bonus amounts as provided in Section 4(a), Pension as provided in Section 2(g), and other benefits in the nature of those provided in Section 4(a)) to the extent otherwise payable commencing following the end of employment.
(k)	For purposes of this Agreement, the term “Subsidiary” shall mean any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent interest in such entity is owned, directly or indirectly, by the Company (or a successor to the Company).
     2. Compensation. Subject to the terms of this Agreement, during the Agreement Term, while the Executive is employed by the Company, the Company shall compensate him for his services as follows:
(a)	Salary. The Executive shall receive, in substantially equal monthly or more frequent installments, an annual base salary of not less than $1,300,000 (the “Salary”). The Executive’s Salary rate shall be reviewed annually by the independent members of the Board during the Agreement Term, while the Executive is employed by the Company, to determine whether an increase in the amount of Salary is appropriate. In no event shall the Salary of the Executive be reduced to an amount that is less than the amount specified in this paragraph 2(a), or to an amount that is less than the amount that he was previously receiving, except to the extent that reductions of the same percentage are being made at the same time to the salaries of all other Company officers named in the Company’s then-

current proxy statement, and such Salary shall be restored to its prior level when, and to the same extent, as the restoration that applies to such other officers.

(b)	Annual Bonus. The Executive shall participate in an annual officer bonus program. Such participation shall be subject to the terms provided under the generally applicable program for the Company’s senior officers, provided that the terms of the Executive’s participation shall be commensurate with his position as Chief Executive Officer as determined by the independent members of the Board. Any applicable performance objectives shall be established by the independent members of the Board, following consultation with the Executive, prior to, or within 90 days after the commencement of, each fiscal year. The bonus shall be paid to the Executive no later than the date on which bonuses are typically paid to other senior officers of the Company.

(c)	Equity and other Long-Term Incentive Awards. The Executive shall be granted equity and other cash-based long-term incentive compensation awards at such times as such awards are granted to the Company’s other senior executives. Such awards shall be subject to the terms provided under the generally applicable plans or programs for the Company’s senior officers at the time of the awards. All such awards to the Executive shall be commensurate with his position as Chief Executive Officer as determined by the independent members of the Board.

(d)	Other Fringe Benefits. Except as otherwise specifically provided to the contrary in this Agreement, the Executive shall be provided with the welfare benefits and other fringe benefits and perquisites to the same extent and on the same terms as those benefits are provided by the Company from time to time to the Company’s other senior executives, provided, however, that if any such benefits are adjusted to reflect an executive’s position, the Executive’s benefits shall be adjusted in a manner commensurate with his position. Nothing in this paragraph 2(d) shall be construed to prevent the Company from revising the benefits or perquisites generally provided to executives from time to time. However, the Company shall not be required to provide a benefit under this paragraph 2(d) if such benefit would duplicate (or otherwise be of the same type as) a benefit specifically required to be provided under another provision of this Agreement. The Executive shall complete all forms and physical examinations, and otherwise take all other similar actions to secure coverage and benefits described in this paragraph 2, to the extent determined to be necessary or appropriate by the Company.

(e)	Disability Insurance. The Executive shall receive from the Company disability income replacement coverage which will provide for replacement of income subject to the terms of the Company disability insurance plan that applies to senior officers of the Company during any period in which the Executive is Disabled if the disability arose during the Agreement Term and prior to the Executive’s Date of Termination (as defined below). During any period while the Executive is Disabled and is otherwise entitled to receive Salary and bonus payments under this Agreement, any such Salary and bonus payments to the Executive shall be reduced by the amount of any benefits paid for the same period of time under the Company-provided disability income replacement coverage.

(f)	Expenses. The Executive is authorized to incur reasonable expenses for entertainment, traveling, meals, lodging and similar items in promoting the Company’s business. The Company will reimburse the Executive for all reasonable expenses so incurred, provided that such expenses are incurred and accounted for in accordance with its reasonable policies and procedures applicable from time to time with respect to its senior officers.

(g)	Pension. Upon termination of employment for any reason other than Cause, the Executive shall be entitled to a nonqualified supplemental pension benefit as described in this subparagraph 2(g) (the “Pension”) from the Company or any successor thereto, subject to the other terms of this Agreement. The Pension shall be in addition to the benefit the Executive would otherwise be entitled to under the Baxter International Inc. and Subsidiaries Supplemental Pension Plan, or any successor thereto (the “Supplemental Plan”), provided that if for any reason the Executive is not entitled to the Pension his entitlement to a benefit under the Supplemental Plan shall not be affected thereby.
(i) The monthly amount of the Pension, if paid in the form of a single life annuity, shall be one-twelfth (1/12) of 1.75% of Executive’s final average pay multiplied by his number of credited service years, minus (ii) 1.75% of the Executive’s estimated primary social security benefit multiplied by his number of actual service years, and further offset as described in subparagraph 2(g)(iv), below.
(ii) Payment of the Pension shall commence as of the first day of the month following the Date of Termination (the “effective commencement date”), without actuarial reduction for payment prior to Executive’s normal retirement date. If on the effective commencement date the Executive has not yet incurred a separation from service as defined in subparagraph 4(d)(viii)(E), then payments shall still be calculated as of the effective commencement date, but payment shall not actually commence until the first day of the month following the date on which he incurs a separation from service (or if on the date on which he incurs a separation from service he is a “specified employee” as defined in the Baxter International Inc. and Subsidiaries Deferred Compensation Plan, the first day of the month following the date that is six months after the date on which he incurs a separation from service). Upon commencement of payment, the Executive shall receive a lump sum payment equal to the sum (without interest) of all payments that would have been paid since the effective commencement date but for the preceding sentence. The provisions of this subparagraph 2(g)(ii) (other than the provision that the benefit shall not be actuarially reduced for payment prior to normal retirement) shall also apply to the payment of the Executive’s benefit under the Supplemental Plan (whether or not the Executive is entitled to the Pension), and shall constitute the Executive’s election of the Commencement Date of his benefit under Section 4.6(d) of the Supplemental Plan. Notwithstanding the provisions of the Supplemental Plan, payment of the Executive’s Supplemental Plan benefit shall commence in accordance with this subparagraph 2(g)(ii) even if the Executive has not completed 65 Points (as defined in the Supplemental Plan) on the Date of Termination, provided that if the Executive has not completed 65 Points on the Date of Termination and is not eligible for the Pension, the Executive’s benefit under the Supplemental Plan shall be calculated using the early retirement reduction factors applicable to a participant whose employment is terminated prior to completing 65 Points.

(iii) In lieu of a single life annuity, the Executive may elect to receive the Pension in the form of any other type of life annuity (as defined in the regulations under Section 409A of the Internal Revenue Code, sometimes referred to as the “Code”) that is then offered as an optional form of benefit under the Baxter International Inc. and Subsidiaries Pension Plan, or any successor thereto (the “Qualified Plan”); provided that the Executive shall elect the same form of life annuity for the Pension that he elects for his benefit under the Supplemental Plan. In such event, the amount of monthly payments shall be adjusted to the equal the actuarial equivalent of the payments described in subparagraph 2(g)(i), using the actuarial factors used in the Qualified Plan. Such election shall be made in writing in accordance with the requirements of Section 409A, as applicable.
(iv) The monthly Pension payments shall be offset by the monthly pension payments to Executive under the Qualified Plan and the Supplemental Plan. The amount of the offset shall be calculated as if the Executive had commenced his Qualified Plan benefit on the effective commencement date, and in the same form as the form in which the Pension is paid, regardless of when and in what form the Qualified Plan benefit is paid. If the effective commencement date occurs prior to payment of the Qualified Plan benefit, no adjustment to the Pension shall be made when payment of the Qualified Plan benefit commences.
(v) For purposes of the Pension, the Executive’s final average pay is equal to the average of the Executive’s five (or his total actual service years, if shorter) highest consecutive calendar years of earnings (Salary and bonus) out of his last ten (or his total actual service years, if shorter) calendar years of earnings, calculated in the same manner as final average pay is calculated under the Qualified Plan (but without regard to any limits on final average pay required by Section 401(a)(17) of the Code).
(vi) For purposes of the Pension, the number of credited service years shall be equal to sum of (i) the number of twelve-month periods commencing April 19, 2004, during which the Executive is employed by the Company (each an “actual service year”), plus (ii) a number of “supplemental service years” determined in accordance with the following schedule:

Actual Service Years	Supplemental Service Years
Less than three years	Zero years
At least three years but less than four years	Five years
At least four years but less than five years	Six years
At least five years but less than six years	Nine years
Six or more years	Nine years plus one year for each full actual service year after five years of actual service

(vii) If the Executive dies prior to the effective commencement date, his surviving spouse or beneficiary shall receive a survivorship benefit payable in a lump sum, as soon as practical, but not more than 90 days after the date of his death, equal to the present value of either
(A)	if the beneficiary is the Executive’s surviving spouse, the survivorship benefit his spouse would have received had the effective commencement date of the Pension been the first day of the month in which the Executive dies, if the Pension were being paid in the form of a joint and 100% survivor annuity, or

(B)	if the beneficiary is someone other than the Executive’s surviving spouse, the 120 guaranteed monthly payments the beneficiary would have received had the effective commencement date of the Pension been the first day of the month in which the Executive dies, if the Pension were being paid in the form of a ten year certain and life annuity.
In either case, such benefit shall be based upon the Executive’s accrued benefit at age 65 and shall otherwise be calculated in accordance with the Qualified Plan. The Executive’s beneficiary shall be the same person as his beneficiary under the Qualified Plan, unless he elects a different beneficiary in writing in accordance with procedures specified by the Company; provided that the amount of the survivorship benefit payable hereunder shall be reduced by the survivorship benefit payable under the Qualified Plan and Supplemental Plan even if paid to a different beneficiary. If the Executive dies after the effective commencement date, the amount of survivorship benefit, if any, payable to his surviving spouse or other beneficiary shall be determined by the form of annuity elected; provided that if the Executive dies after the effective commencement date but during a period during which actual payment of his benefit has been suspended pursuant to Section 409A, payment shall commence on the first day of the month following the date of his death or as soon as practical thereafter according to the form of annuity elected, and the Executive’s beneficiary (or estate, if no beneficiary is designated) shall receive a lump sum payment equal to the benefit payments that would have been paid during such period but for the requirements of Section 409A, regardless of whether any survivorship benefits are otherwise payable.
(viii) Except as otherwise provided herein, payment of the Pension shall be determined in accordance with the provisions of the Supplemental Plan. The Pension shall be considered a Special Supplemental Pension as defined in the Supplemental Plan.
     3. Termination. The Executive’s employment with the Company during the Agreement Term may be terminated by the Company or the Executive without any breach of this Agreement only under the circumstances described in paragraphs 3(a) through 3(g):
(a)	Death. The Executive’s employment hereunder will terminate upon his death.

(b)	Permanent Disability. The Company may terminate the Executive’s employment during any period in which he is Permanently Disabled. The Executive shall be considered “Permanently Disabled” during any period in which he is Disabled; provided, however, that the Executive shall be not be considered “Permanently Disabled” unless (i) the Executive has a physical or mental disability which renders the Executive incapable of performing the Executive’s duties on a permanent, full-time basis; (ii) such disability is reasonably expected by the Board to continue for at least 90 days; and (iii) at the Executive’s Date of Termination, the Executive is entitled to income replacement benefits under the Company’s long-term disability plan or another arrangement providing substantially similar benefits.

(c)	Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause. For purposes of this Agreement, the term “Cause” shall mean:
(i) the willful and continued failure by the Executive to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s being Disabled), within a reasonable period of time after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties;
(ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or
(iii) the engaging by the Executive in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Company’s Board, the Executive’s credibility and reputation no longer conform to the standard of the Company’s executives.
For purposes of this Agreement, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of the majority of the entire membership of the Board (not including the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive).
(d)	Constructive Discharge. If (I) the Executive provides written notice to the Company of the occurrence of Good Reason (as defined below) within 10 business days after the Executive has knowledge of the circumstances constituting Good Reason, which notice specifically identifies the circumstances which the Executive believes constitute Good Reason; (II) the Company fails to notify the Executive of the Company’s intended method of correction within 10 business days after the Company receives the notice, or the Company fails to correct the circumstances within 10 business days after such notice; and (III) the Executive resigns within 10 business days after receiving the Company’s response, if such notice does not indicate an intention to correct such circumstances, or within 10 business days after the Company fails to correct such circumstances; then the Executive shall be considered to have been subject to a Constructive Discharge by the Company. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent (and except in consequence of a prior termination of the Executive’s employment), the occurrence of any of the following circumstances:
(i) Except as otherwise agreed by the Executive and the Board, (I) the assignment to the Executive of any duties materially inconsistent with the Executive’s position and status as set forth in paragraph 1, (II) any material reduction in the authority or responsibility of the Executive or other substantial reduction in the terms and conditions of the Executive’s employment, (III) a change in the Executive’s reporting relationship so that the Executive ceases to report directly to the Board, (IV) the failure of the Executive to be reelected to the Board while employed by the Company, (V) the failure of the Board to nominate the Executive for reelection to the Board and recommend to the Company’s stockholders that they vote in favor of the Executive’s reelection to the Board, or (VI) the failure to reelect the Executive as Chairman (without the Executive’s advance written consent to such failure), with the date of such Good Reason deemed to occur on the failure to reelect the Executive as Chairman.
(ii) The relocation of the Executive’s base office to an office that is more than 50 highway miles further from the Executive’s residence than the Executive’s base office on the Effective Date.
(iii) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.
(iv) Any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph 3(h) below, and for purposes of this Agreement, no such purported termination shall be effective.
(v) Except as permitted in paragraph 2(a), a reduction in the Executive’s Salary as the same may be increased from time to time.
(vi) A change in the bonus program identified in paragraph 2(b) that disproportionately reduces the Executive’s bonus opportunity as compared to other senior officers named in the then-current annual proxy statement.
(vii) Any material breach of this Agreement by the Company not described in paragraphs (i) through (vi) next above.
The Executive’s right to terminate his employment pursuant to this paragraph 3(d) shall not be affected by his incapacity due to physical or mental illness.
(e)	Termination by Executive. The Executive may terminate his employment hereunder at any time for any reason by giving the Company prior written Notice of Termination (as defined in paragraph 3(h)), which Notice of Termination shall be effective not less than 90 days after it is given to the Company, provided that nothing in this Agreement shall require the Executive to specify a reason for any such termination. However, to the extent that the procedures specified in paragraph 3(d) are required, the procedures of this paragraph 3(e) may not be used in lieu of the procedures required under paragraph 3(d).

(f)	Termination by Company. The Company may terminate the Executive’s employment hereunder at any time for any reason, by giving the Executive prior written Notice of Termination, which Notice of Termination shall be effective immediately, or such later time as is specified in such notice. The Company shall not be required to specify a reason for the termination under this paragraph 3(f), provided that termination of the Executive’s employment by the Company shall be deemed to have occurred under this paragraph 3(f) only if it is not for reasons described in paragraph 3(b), 3(c), 3(d), or 3(e). Notwithstanding the foregoing provisions of this paragraph 3(f), if the Executive’s employment is terminated by the Company in accordance with this paragraph 3(f), and within 10 business days thereafter, it is determined by the Board that circumstances existed which would have constituted a basis for termination of the Executive’s employment for Cause in accordance with paragraph 3(c) (disregarding circumstances which could have been remedied if notice had been given in accordance with paragraph 3(c)(i)), the Executive’s employment will be deemed to have been terminated for Cause in accordance with paragraph 3(c).

(g)	Termination After Change in Control. The Executive may terminate his employment with the Company or a successor for any reason following a Change in Control (as defined in the Company’s 2008 Equity Plan).

(h)	Notice of Termination. Any termination of the Executive’s employment by the Company or the Executive (other than a termination pursuant to paragraph 3(a)) must be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a dated notice which indicates the Date of Termination (not earlier than the date on which the notice is provided), and which indicates the specific termination provision in this Agreement relied on and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(i)	Date of Termination. “Date of Termination” means the last day the Executive is employed by the Company (including any successor to the Company as determined in accordance with paragraph 21). If the Executive becomes employed by the entity into which the Company is merged, or the purchaser of substantially all of the assets of the Company, or a successor to such entity or purchaser, the Executive shall not be treated as having terminated employment for purposes of this Agreement until such time as the Executive terminates employment with the successor (including, without limitation, the merged entity or purchaser).

(j)	Effect of Termination. If, on the Date of Termination, the Executive is a member of the Board of Directors of the Company or any of the Subsidiaries, or holds any other position with the Company and the Subsidiaries, the Executive shall resign from all such positions as of the Date of Termination.

(k)	Intervening Termination Event. If, prior to the scheduled date of the Executive’s termination of employment pursuant to the originally filed Notice of Termination (the “Original Notice of Termination”), the Executive’s termination of employment occurs under circumstances described in another provision of paragraph 3, then, for purposes of this Agreement, the Date of Termination shall not be deemed to have occurred by reason of Original Notice of Termination, but by reason of the subsequent event resulting in employment termination.
     4. Rights Upon Termination. The Executive’s right to payment and benefits under this Agreement for periods after his Date of Termination shall be determined in accordance with the following provisions of this paragraph 4:
(a)	General. If the Executive’s Date of Termination occurs during the Agreement Term for any reason, the Company shall pay to the Executive (or, in the event of his death, his beneficiary) the compensation and benefits set forth below and, as applicable, those under paragraphs 4(c) and 4(d):
(i) The Executive’s Salary for the period ending on the Date of Termination.
(ii) Payment for unused vacation days, as determined in accordance with Company policy as in effect from time to time.
(iii) If the Date of Termination occurs after the end of a performance period and prior to the payment of the annual bonus (as described in paragraph 2(b)) for the period, the Executive shall be paid such bonus amount at the regularly scheduled time.
(iv) The Executive and any of his dependents shall be eligible for COBRA continuation coverage (as described in section 4980B of the Internal Revenue Code of 1986, as amended) to the extent required by applicable law.
(v) Any other payments or benefits to be provided to the Executive by the Company or a Subsidiary pursuant to any employee benefit plans or arrangements established or adopted by the Company or a Subsidiary (including, without limitation, any rights to indemnification from the Company (or from a third-party insurer for directors and officers liability coverage) with respect to any costs, losses, claims, suits, proceedings, damages or liabilities to which the Executive may become subject which arise out of, are based upon or relate to the Executive’s employment by the Company or the Executive’s service as an officer or member of the Board of Directors of the Company (or any Subsidiary), to the extent such amounts are due from the Company in accordance with the terms of such plans or arrangements.
(vi) Executive will receive pension benefits upon termination as set forth in section 2(g).
Except as may otherwise be expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Company for purposes of any employee benefit plan or arrangement following the Executive’s Date of Termination.

(b)	Resignation and Termination for Cause. If the Executive’s Date of Termination occurs during the Agreement Term under circumstances described in paragraph 3(c) (relating to the Executive’s termination for Cause), or paragraph 3(e) (relating to the Executive’s resignation), then, except as otherwise expressly provided in this Agreement or otherwise agreed in writing between the Executive and the Company, the Executive shall not be entitled to the annual bonus (as described in paragraph 2(b)) for the performance period in which the Date of Termination occurs, or for subsequent performance periods; and if terminated for Cause the Company shall have no obligation to make payments under the Agreement for periods after the Executive’s Date of Termination.

(c)	Death or Disability. If the Executive’s Date of Termination occurs during the Agreement Term under circumstances described in paragraph 3(a) (relating to Executive’s death) or paragraph 3(b) (relating to Executive’s being Permanently Disabled), then, in addition to the amounts payable in accordance with paragraph 4(a):
(i) The Executive shall receive payment of the annual bonus (as described in paragraph 2(b)) for the performance period in which his Date of Termination occurs, based on actual performance for the entire period, and payable at the same time as it is payable for other participants in the bonus plan; provided, however, that it shall be subject to a pro-rata reduction for the portion of the performance period following the Date of Termination.
(ii) All restricted stock awards shall fully vest immediately and all restrictions shall lapse, all stock options shall fully vest immediately and be exercisable for five years, but in no event later than the date fixed for expiration of the option (determined without regard to Executive’s termination of employment), all other performance-based equity incentive and cash-based long-term incentive compensation awards shall immediately vest and become payable at the target level of performance.
(iii) The Executive and his family members shall be entitled to receive the maximum level of medical benefits afforded to senior executives or their beneficiaries upon termination resulting from death or Disability of the senior executive, but not less than 18 months (or 36 months in the case of death) of Company paid coverage, with the period of such medical benefit coverage being counted toward the Company’s obligation to provide COBRA medical continuation coverage (as described in section 4980B of the Internal Revenue Code of 1986, as amended (if any)). In the event that such coverage extends beyond the period during which the Executive would be eligible for COBRA coverage, the Executive will be required for each month after the maximum period of COBRA coverage to pay the full premium that would be required for a former employee on COBRA coverage, and the Company shall pay to the Executive, on the first day of each month during such period of coverage, additional severance pay in an amount such that the net amount of such severance pay, after all applicable tax withholding, equals the difference between the full COBRA premium and the premium charged to active employees, which amount shall be applied to the payment of the premium for coverage during such month.

(iv) If the Executive’s Date of Termination occurs under circumstances described in paragraph 3(b) (relating to the Executive’s being Permanently Disabled), but not under circumstances described in paragraph 3(a) (relating to Executive’s death) he shall be entitled to payment of his Salary through the commencement of long term disability payments to him under any plan provided or paid for by the Company.
Notwithstanding the foregoing, if any amount that constitutes deferred compensation as defined in Section 409A becomes payable to Executive by reason of termination under circumstances described in paragraph 3(b) (relating to the Executive’s being Permanently Disabled), then (A) if such amount is treated as being paid upon the Executive’s separation from service (as set forth in Treas. Reg. Section 1.409A-3(a)(1)), and if the Executive is a specified employee as defined in subparagraph 2(g)(ii), payment shall be deferred until the first business day that is more than six months after the Date of Termination (or, if sooner, the date upon which the Executive dies), and (B) if such amount would have been payable on a later specified date (such as following the end of a performance period) if Executive’s employment had terminated under circumstances described in paragraph 3(e), and such payment is not treated as being paid upon the Executive’s separation from service (as set forth in Treas. Reg. Section 1.409A-3(a)(1)), payment shall be deferred until the date upon which the payment would otherwise have been made (or, if sooner, the date upon which the Executive dies). Any payments that would have been made during any six-month deferral period shall be paid in a lump sum without interest upon the expiration of such period.
(d)	Termination without Cause, Constructive Discharge, Change in Control and Cessation of the Agreement. If the Executive’s Date of Termination occurs during the Agreement Term under circumstances described in paragraph 3(d) (relating to Constructive Discharge), paragraph 3(f) (relating to termination by the Company without Cause), 3(g) (relating to termination after a Change in Control), or this Agreement expires before January 30, 2016 by reason of the Company’s having provided a notice of cessation pursuant to paragraph 1(j)(iii) above, then, in addition to the amounts payable in accordance with paragraph 4(a):
(i) The Executive (or, in the event of death after the commencement of receipt of Severance Payments, his beneficiary) shall receive Severance Payments from the Company for the Severance Period. The annual rate of Severance Payments shall be equal to the Aggregate Annual Compensation, and shall be payable in arrears in monthly or more frequent installments subject to paragraph 4(d)(vi) below. For purposes of this subparagraph (i), the term “Aggregate Annual Compensation” shall mean the sum of (A) and (B) below:
(A) The Executive’s annual Salary in effect on the date immediately prior to the Executive’s Date of Termination.
(B) The Executive’s target annual bonus amount (as described in paragraph 2(b)) for the year in which the Date of Termination occurs.

For purposes of paragraphs (A) and (B) above, if any portion of the Executive’s Salary or bonus has been reduced to reflect elective deferrals by the Executive, the amounts included in Salary and bonus shall be determined without regard to those deferrals. The “Severance Period” will be the period beginning on the Date of Termination and ending on the earliest to occur of:
(I) the last day of the Agreement Term or the two-year anniversary of the Date of Termination; or
(II) the date, if any, of a material breach by the Executive of the provisions of paragraph 8, paragraph 9, paragraph 10, or paragraph 11.
(ii) The Executive shall receive payment of the annual bonus (as described in paragraph 2(b)) for the performance period in which his Date of Termination occurs, based on actual performance for the entire period, and payable at the same time as it is payable for other participants in the bonus plan; provided, however, that it shall be subject to a pro-rata reduction for the portion of the performance period following the Date of Termination.
(iii) The exercise restrictions with respect to stock options granted to the Executive by the Company shall lapse, and the options shall become fully vested and exercisable as of the Date of Termination. The portion of any stock option granted to the Executive that is exercisable immediately prior to the Date of Termination, as well as the portion of any stock option that becomes exercisable by reason of this subparagraph (iii), shall remain exercisable for the Extended Exercise Period (as defined below), but in no event later than the date fixed for expiration of the option (determined without regard to Executive’s termination of employment). The “Extended Exercise Period” shall be the period beginning on the Date of Termination and ending on the later of the date that is five years after the Date of Termination or the date that is the number of days after the Date of Termination that is equal to the number of days that the Executive was employed by the Company between April 26, 2004, and the Date of Termination.
(iv) All restricted stock awards shall fully vest immediately and all restrictions shall lapse.
(v) In the case of a termination under circumstances described in paragraph 3(d) or 3(f), all other performance-based equity incentive compensation awards for the performance period in which the Date of Termination occurs shall remain outstanding and be payable based on actual performance for the entire period and shall be payable at the same time as they are payable for other individuals holding such awards, and in the case of a termination under circumstances described in paragraph 3(g), payment if any shall be made pursuant to the terms of the award applicable following a termination.
(vi) The Executive and his family members shall be entitled to receive the maximum level of medical benefits afforded to senior executives who have retired or terminated employment, but no less than 18 months of Company-paid coverage, with the period of such medical benefit coverage being counted toward the Company’s obligation to provide COBRA medical continuation coverage (as described in section 4980B of the Internal Revenue Code of 1986, as amended (if any).
In the event that such coverage extends beyond the period during which the Executive would be eligible for COBRA coverage, the Executive will be required for each month after the maximum period of COBRA coverage to pay the full premium that would be required for a former employee on COBRA coverage, and the Company shall pay to the Executive, on the first day of each month during such period of coverage, additional severance pay in an amount such that the net amount of such severance pay, after all applicable tax withholding, equals the difference between the full COBRA premium and the premium charged to active employees, which amount shall be applied to the payment of the premium for coverage during such month.
(vii) In no event, however, shall the Executive be entitled to receive any amounts, rights, or benefits under this paragraph 4(d) unless he executes a release of claims. Such release shall be furnished to the Executive for his review not later than seven business days following the Date of Termination, and shall be executed and returned to the Company in sufficient time so that any period during which the Executive may revoke such release shall expire not later than March 1 of the year following the year that includes the Date of Termination. Any amounts under this paragraph 4(d) that, in the absence of the foregoing release requirement, would have been paid before the revocation period expires shall be paid to the Executive, without interest, as soon as practical after the revocation period expires, but not later than March 15 of the year following the year that includes the Date of Termination.
(viii) In order to satisfy the requirements of Section 409A, the following provisions shall apply:
(A) Each Severance Payment shall be treated as a separate payment for purposes of Section 409A.
(B) If the Executive is terminated prior to a Change in Control, and on or after September 15 of a year, then no Severance Payments shall be payable to him between (i) March 15 of the year following the year that includes the Date of Termination, and (ii) the first business day that is at least six months after the Date of Termination, and all Severance Payments that would otherwise have been paid to him during such period shall be paid in a lump sum at the end of such period, without interest.
(C) If the Executive is terminated following a Change in Control, then no Severance Payments shall be payable to him until the first business day that is at least six months after the Date of Termination, at which time all Severance Payments that would otherwise have been paid to him during such six month period shall be paid in a lump sum, without interest.
(D) If the Executive’s employment is terminated under circumstances that entitle him to the receipt of Severance Payments, but such termination does not constitute a separation from service (as defined in subparagraph 4(d)(vi)(E)), then the Executive’s right to the receipt of such Severance Payments shall be vested on the Date of Termination, but no Severance Payments shall be payable to him until the first business day that is at least six months after the date on which he incurs a separation from service (or the day on which he incurs a separation from service if on such date he is no longer a “specified employee” as defined in subparagraph 2(g)(ii)), at which time all Severance Payments that would otherwise have been paid to him prior to such date shall be paid in a lump sum, without interest.
(E) For purposes of subparagraphs 2(g)(ii) and 4(d)(vi)(D), whether the Executive has incurred a separation from service will be determined in accordance with Section 409A. By way of illustration, and without limiting the generality of the foregoing, the following principles shall apply.
     (1) The Executive shall not be considered to have separated from service so long as the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Company under an applicable statute or by contract.
     (2) Regardless of whether his employment has been formally terminated, the Executive will be considered to have separated from service as of the date it is reasonably anticipated that no further services will be performed by the Executive for the Company, or that the level of bona fide services the Executive will perform after such date will permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of employment if the Executive has been employed for less than 36 months). For purposes of the preceding test, during any paid leave of absence the Executive shall be considered to have been performing services at the level commensurate with the amount of compensation received, and unpaid leaves of absence shall be disregarded.
     (3) For purposes of determining whether the Executive has separated from service, all services provided for the Company, or for any other entity that is part of a controlled group that includes the Company as defined in Section 414(b) or (c) of the Code, shall be taken into account, whether provided as an employee or as a consultant or other independent contractor; provided that the Executive shall not be considered to have not separated from service solely by reason of service as a non-employee director of the Company or any other such entity.
(e)	Except as may be otherwise specifically provided in an amendment of this paragraph 4(e) adopted in accordance with paragraph 12, the Executive’s rights under this paragraph 4 shall be in lieu of any benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of the Company or any Subsidiary or any other, similar arrangement of the Company or any Subsidiary providing benefits upon involuntary termination of employment. This paragraph 4(e) shall not be construed to adversely affect the Executive’s rights under the terms of any option on stock of the Company or any other award based on the stock of the Company.

(f)	All provisions of this Agreement, including without limitation all rights of the Executive to payments of all kinds following a termination of employment pursuant to this paragraph 4, are intended to comply with the requirements of Section 409A and shall be so interpreted and administered. To the maximum extent possible, the provisions of this Agreement shall be construed in such a manner that no amounts payable to the Executive are subject to the additional tax and interest provided in Section 409A.
     5. Duties on Termination. Subject to the terms and conditions of this Agreement, during the period beginning on the date of delivery of a Notice of Termination, and ending on the Date of Termination, the Executive shall continue to perform his duties as set forth in this Agreement, and shall also perform such services for the Company as are necessary and appropriate for an effective transition to the Executive’s successor, if any. Notwithstanding the foregoing provisions of this paragraph 5, the Company may suspend the Executive from performing his duties under this Agreement (including, without limitation, his duties as a member of the Board of Directors of the Company or any Subsidiary) following the delivery of a Notice of Termination providing for the Executive’s resignation, or delivery by the Company of a Notice of Termination providing for the Executive’s termination of employment for any reason; provided, however, that during the period of suspension (which shall end on the Date of Termination), and subject to the legal rules applicable to such payments and benefits, including, without limitation, the rules applicable to qualified plans under Code Section 401(a) and the rules applicable to nonqualified deferred compensation plans under Code Section 409A, the Executive shall continue to be treated as employed by the Company for other purposes, and his rights to compensation or benefits shall not be reduced by reason of the suspension.
     6. Return of Property. Following the Date of Termination, the Executive agrees to return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company, and to return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing any Confidential Information; provided, however, that the Executive shall be entitled to retain a copy of any rolodex or other compilation maintained by him of the names of business contacts with their addresses, telephone numbers and similar information. The Executive agrees to represent in writing to the Company upon termination of employment that he has complied with the foregoing provisions of this paragraph 6 and that he will comply with paragraphs 8, 9, 10, 11, and 12.
     7. Mitigation, Alienation, and Set-Off. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall be entitled to set off against amounts payable to the Executive any amounts owed to the Company by the Executive, but the Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts earned by the Executive in other employment after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment. This Agreement is personal to the Executive and may not be assigned by the Executive without the written consent of the Company. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s beneficiary. However, to the extent that rights or benefits under this Agreement otherwise survive the Executive’s death, the Executive’s heirs and estate shall succeed to such rights and benefits pursuant to the Executive’s will or the laws of descent and distribution; provided that the Executive shall have the right at any time and from time to time, by notice delivered to the Company, to designate or to change the beneficiary or beneficiaries with respect to such benefits.
     8. Confidential Information. Each Item and all Confidential Information (both as defined below) that comes into his possession by reason of the Executive’s employment are the property of the Company or the Subsidiaries and shall not be used by the Executive in any way except in the course of his employment by, and for the benefit of the Company or the Subsidiaries. The Executive will not remove any Items from premises owned or leased by the Company or the Subsidiaries except as his duties shall require, and upon termination of his employment, all Items will be turned over to the Company. The Executive will preserve as confidential all Confidential Information that has been or may be obtained by him. The Executive will not, without written authority from the Company, use for his own benefit or purposes, or disclose to others, either during his employment or thereafter, except as required by his employment with the Company, any Confidential Information or any copy or notes made from any Item embodying Confidential Information. The Executive understands that his obligations with respect to Confidential Information shall continue even after termination of his employment with the Company. These restrictions concerning use and disclosure of Confidential Information shall not apply to information which is or becomes publicly known by lawful means, or comes into his possession from sources not under an obligation of confidentiality to the Company or the Subsidiaries.
(a)	“Confidential Information” means information relating to the present or planned business of the Company or the Subsidiaries which has not been released publicly by authorized representatives of the Company or the Subsidiaries. The Executive understands that Confidential Information may include, for example, Trade Secrets, Inventions, know-how and products, customer, patient, supplier and competitor information, sales, pricing, cost, and financial data, research, development, marketing and sales programs and strategies, manufacturing, marketing and service techniques, processes and practices, and regulatory strategies. The Executive understands further that Confidential Information also includes all information received by the Company or the Subsidiaries under an obligation of confidentiality to a third party.

(b)	“Items” include documents, reports, drawings, photographs, designs, specifications, formulae, plans, samples, research or development information, prototypes, tools, equipment, proposals, marketing or sales plans, customer information, customer lists, patient lists, patient information, regulatory files, financial data, costs, pricing information, supplier information, written, printed or graphic matter, or other information and materials that concern the Company’s or the Subsidiaries’ business that come into his possession or about which the Executive has knowledge by reason of his employment.

(c)	“Trade Secrets” include all information encompassed in all Items, and in all manufacturing processes, methods of production, concepts or ideas, to the extent that such information has not been released publicly by duly authorized representatives of the Company or the Subsidiaries.
     9. Non-Disparagement. The Executive agrees that, while he is employed by the Company, and after his Date of Termination, he shall not make any false, defamatory or disparaging statements about the Company, the Subsidiaries, or the officers or directors of the Company or the Subsidiaries that are reasonably likely to cause material damage to the Company, the Subsidiaries, or the officers or directors of the Company or the Subsidiaries. While the Executive is employed by the Company, and after his Date of Termination, the Company agrees, on behalf of itself and the Subsidiaries, that neither the officers nor the directors of the Company or the Subsidiaries shall make any false, defamatory or disparaging statements about the Executive that are reasonably likely to cause material damage to the Executive.
     10. Noncompetition. The Executive understands that any entrusting of Confidential Information to him by the Company is done in reliance on a confidential relationship arising out of his employment with the Company. The Executive further understands that Confidential Information that the Executive may acquire or to which the Executive may have access, especially with regard to research and development projects and findings, formulae, designs, formulation, processes, the identity of suppliers, customers and patients, methods of manufacture, and cost and pricing data is of great value to the Company. In consequence of such entrusting and such consideration, the Executive will not, directly or indirectly, for a period of two years after the Date of Termination: (i) render services to any Competing Organization in connection with any Competing Product within such geographic limits as the Company and such Competing Organization are, or would be, in actual competition when such rendering of services might potentially involve the disclosure or use of Confidential Information or Trade Secrets; or (ii) provide advice as to investment in a Competitive Business (including, without limitation, advice with respect to the purchase, sale, or operation of such business, or advice with respect to financing or other economic structuring of such business). The Executive understands that services described in the preceding sentence, including without limitation those rendered to such Competing Organization in an executive, scientific, administrative, or consulting capacity in connection with Competing Products are in support of actual competition in various geographic areas and thus fall within the prohibition of this Agreement regardless of where such services physically are rendered.
(a)	“Competing Products” means products, processes, or services of any person or organization other than the Company, in existence or under development, which are substantially the same, may be substituted for, or applied to substantially the same end use as the products, processes or services with which the Executive works during the time of his employment with the Company or about which the Executive acquires Confidential Information through his work with the Company.

(b)	“Competing Organization” means persons or organizations, including himself, engaged in, or about to become engaged in, research or development, production, distribution, marketing, providing or selling of a Competing Product.

(c)	“Competitive Business” means any business in which the Company or any of the Subsidiaries was engaged during the 12-month period prior to the Executive’s Date of Termination, any business if the Company or any Subsidiary has devoted material resources to entering into such business during such 12-month period prior to the Date of Termination, and any business to the extent that it is engaged in the investing in or acquisition of all or a portion of the assets or stock of the Company or the Subsidiaries.
Executive has the right to pursue employment with any healthcare company or entity that he views as non-competitive within the definitions set forth above, subject to Company approval (which approval shall not be unreasonably withheld). Should the parties fail to mutually agree, arbitration will be undertaken under the provisions of Section 23.
     11. Solicitation of Customers, Suppliers and Employees. While he is employed by the Company, and for a period of 24 months after the Executive’s Date of Termination for any reason:
(a)	The Executive shall not solicit or attempt to solicit any party who is then or, during the 12-month period prior to such solicitation or attempt by the Executive was (or was solicited to become), a customer or supplier of the Company or Affiliate, provided that the restriction in this paragraph 11(a) shall not apply to any activity on behalf of a business that is not a Competing Organization.

(b)	The Executive shall not solicit, entice, persuade or induce any individual who is employed by the Company or the Subsidiaries (or was so employed within 90 days prior to the Executive’s action) to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or the Subsidiaries, and the Executive shall not approach any such employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.
     12. Inventions. With respect to Inventions and related matters, the Executive and the Company agree as follows:
(a)	All Inventions related to the present or planned business of the Company, which are conceived or reduced to practice by the Executive, either alone or with others, during the period of his employment or during a period of one hundred twenty (120) days after termination of such employment, whether or not done during his regular working hours, are the sole property of the Company. The provisions of this paragraph 12(a) shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on his own time, unless (A) the invention relates (i) to the business of the Company, or (ii) to his actual or demonstrably anticipated research or development for the Company, or (B) the invention results from any work performed by the Executive for the Company.

(b)	The Executive will disclose promptly and in writing to the Company, through the General Counsel of the Company, all Inventions which are covered by this Agreement, and the Executive agree to assign to the Company or its nominee all his right, title, and interest in and to such Inventions. The Executive agrees not to disclose any of these Inventions to others, without the express consent of the Company, except as required by his employment.

(c)	The Executive will, at any time during or after his employment, on request of the Company, execute specific assignments in favor of the Company or its nominee of his interest in and to any of the Inventions covered by this Agreement, as well as execute all papers, render all assistance, and perform all lawful acts which the Company considers necessary or advisable for the preparation, filing, prosecution, issuance, procurement, maintenance or enforcement of patent applications and patents of the United States and foreign countries for these Inventions, and for the transfer of any interest the Executive may have. The Executive will execute any and all papers and documents required to vest title in the Company or its nominee in the above Inventions, patent applications, patents, and interests.

(d)	The Executive understands that if the Executive is not employed by the Company at the time the Executive is requested to execute any document under paragraph 12(a), the Executive shall receive fifty dollars ($50.00) for the execution of each document, and one hundred fifty dollars ($150.00) per day of each day or portion thereof spent at the request of the Company in the performance of acts pursuant to paragraph 12(a), plus reimbursement for any out-of-pocket expenses incurred by the Executive at the Company’s request in such performance.

(e)	The Executive further understands that the absence of a request by the Company for information, or for the making of an oath, or for the execution of any document, shall in no way be construed to constitute a waiver of the Company’s rights under this Agreement.

(f)	The Executive has disclosed to the Company all continuing obligations which the Executive has with respect to the assignment of Inventions to any previous employers, and the Executive claims no previous unpatented Inventions as his own, except for those which have been reduced to practice and which are shown on a schedule, if any, attached to this Agreement. The Executive understands that the Company does not seek any confidential information which the Executive may have acquired from a previous employer, and the Executive will not disclose any such information to the Company.

(g)	“Invention” means procedures, systems, machines, methods, processes, uses, apparatuses, compositions of matter, designs or configurations, computer programs of any kind, or any improvements of the foregoing, discovered, conceived, reduced to practice, developed, made, or produced, and shall not be limited to the meaning of “Invention” under the United States patent laws.
     13. Copyright. All writings and other works which may be copyrighted (including computer programs) which are related to the present or planned business of the Company and are prepared by the Executive during his employment by the Company shall be, to the extent permitted by law, works made for hire, and the authorship and copyright of the work shall be in the Company’s name. To the extent that such writings and works are not works for hire, the

Executive agrees to the waiver of “moral rights” in such writings and works, and to assign to the Company all his right, title and interest in and to such writings and works, including copyright.
     14. Images. The Executive will permit the Company and its agents to use and distribute any pictorial images which are taken of him during his employment by the Company as often as desired for any lawful purpose. The Executive waives all rights of prior inspection or approval and releases the Company and its agents from any and all claims or demands which the Executive may have on account of the lawful use or publication of such pictorial images.
     15. Assistance with Claims. The Executive agrees that, for the period beginning on the Effective Date and continuing for a reasonable period, not less than two years after the Executive’s Date of Termination, the Executive will assist the Company and the Subsidiaries in the defense of any claims that may be made against the Company and the Subsidiaries, and will assist the Company and the Subsidiaries in the prosecution of any claims that may be made by the Company or the Subsidiaries, to the extent that such claims may relate to services performed by the Executive for the Company and the Subsidiaries. The Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company or any Subsidiary. The Company agrees to provide legal counsel to the Executive in connection with such assistance (to the extent legally permitted), and to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses. For periods after the Executive’s employment with the Company terminates, the Company agrees to provide reasonable compensation to the Executive for such assistance. The Executive also agrees to promptly inform the Company if he is asked to assist in any investigation of the Company or the Subsidiaries (or their actions) that may relate to services performed by the Executive for the Company or the Subsidiaries, regardless of whether a lawsuit has then been filed against the Company or the Subsidiaries with respect to such investigation.
     16. Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of paragraph 8, paragraph 9, paragraph 10, and paragraph 11, and he agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of paragraph 8, paragraph 9, paragraph 10, or paragraph 11. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum. The Company acknowledges that the Executive would be irreparably injured by a violation of paragraph 9, and it agrees that the Executive, in addition to any other remedies available to him for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Company from any actual or threatened breach of paragraph 9. If a bond is required to be posted in order for the Executive to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.
     17. Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

     18. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions of any state. All disputes shall be litigated or arbitrated (whichever is applicable) in Chicago, Illinois.
     19. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).
     20. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.
     21. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business, and the successor shall be substituted for the Company under this Agreement. The Company will require any successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment or succession had taken place.
     22. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:
(a)	in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b)	in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(c)	in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;
provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

to the Company:
Baxter International Inc.
One Baxter Parkway
DF2-1W
Deerfield, IL 60015
Attention: Lead Director
or to the Executive:
1332 Edgewood Lane
Northbrook, IL 60062
All notices to the Company shall be directed to the attention of General Counsel of the Company, with a copy to the Secretary of the Company. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.
     23. Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Chicago, Illinois by three arbitrators. Except as otherwise expressly provided in this paragraph 23, the arbitration shall be conducted in accordance with the rules of the Center for Public Resources (“CPR”) then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by the Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by CPR. Except as agreed upon by the Executive and the Company, each of the arbitrators shall be (i) an attorney with substantial experience representing executives and/or employers in employment matters; (ii) a former judge with substantial experience hearing employment matters involving executives and employers; or (iii) an individual with substantial human resources experience involving executive employment matters. The arbitrator appointed by the Executive and the arbitrator appointed by the Company shall each be described by any of clauses (i), (ii), and/or (iii) above. The third arbitrator appointed by the other two arbitrators (or by CPR), to the extent reasonably possible, shall be described by the clause(s) (i), (ii), and (iii) not applicable to the arbitrators appointed by the Executive and the Company.
     24. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.
     25. Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements (including without limitation the 2004 Agreement) between the parties relating to the subject matter hereof; provided, however, that nothing in this Agreement shall be construed to limit the Company’s ability to establish and maintain policies (or require the Executive to enter into an agreement) relating to confidentiality, rights to inventions, copyrightable material, business and/or technical information, trade secrets, solicitation of employees, interference with relationships with other businesses, competition, and other similar policies or agreement for the protection of the business and operations of the Company and the Subsidiaries.
     26. Counterparts. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.
     27. Acknowledgment by Executive. Except as permitted under or pursuant to Section 1(h), the Executive represents and warrants that (i) he is not, and will not become a party to any agreement, contract, arrangement or understanding, whether of employment or otherwise, that would in any way restrict or prohibit him from undertaking or performing his duties in accordance with this Agreement or that restricts his ability to be employed by the Company in accordance with this Agreement; (ii) he is not presently engaged in, and will not during the Agreement Term enter into any employment or agency relationship with any third party whose interests might conflict with those of the Company or the Subsidiaries; and (iii) he does not and will not during the Agreement Term possess any significant interest, directly, through his family, or through organizations or trusts controlled by him, in any third party whose interests might conflict with those of the Company or its subsidiaries.
[Signature Page Follows]

     The Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the date first stated above.

/s/ Robert L. Parkinson, Jr.
Robert L. Parkinson, Jr.

BAXTER INTERNATIONAL INC.
/s/ John D. Forsyth
John D. Forsyth, Director